                         PRELIMINARY COPY
                     SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a)
              of the Securities Exchange Act of 1934


Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]
Check the appropriate box:

[ ] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                 American Maize-Products Company
        __________________________________________________
         (Name of Registrant as Specified In Its Charter)

                  Sanna Newton, RCI Group, Inc.
        __________________________________________________
            (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check appropriate box):

 [x] $125 per Exchange Act Rules 0-11(c)(l)(ii), 14a-6(i)(l), or 14a-6(j)(2).

 [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).

 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

 (1) Title of each class of securities to which transaction applies:
     _________________________________________________________________________

 (2) Aggregate number of securities to which transaction applies:
     _________________________________________________________________________

 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *1
     _________________________________________________________________________

 (4) Proposed maximum aggregate value of transaction:
     _________________________________________________________________________

 *1 Set forth the amount on which the filing fee is calculated and state how it was determined.

 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 (1) Amount previously paid:
     _________________________________________________________________________

 (2) Form, Schedule or Registration Statement No.:
     _________________________________________________________________________

 (3) Filing Party:
     _________________________________________________________________________

 (4) Date Filed:
     _________________________________________________________________________

                   American Maize-Products Company
                         250 Harbor Drive
                          P.O. Box 10128
                  Stamford, Connecticut 06904-2128
                              -----
                         (203) 356-9000

                                                       March 25, 1994

Dear Shareholder:

   You are cordially invited to attend the 1994 Annual Meeting of Shareholders which will be held at the Rich Forum, Stamford Center for the Arts, 307 Atlantic Street, Stamford, Connecticut, on Wednesday, April 27, 1994 at 11:00 a.m. All holders of the Company's outstanding Common Stock as of March 9, 1994 are entitled to vote at the Annual Meeting in accordance with the Company's Articles of Incorporation.

   As described in the attached Notice of Annual Meeting and Proxy Statement, shareholders are being asked to elect thirteen directors and a clerk, ratify the appointment of auditors, approve the adoption of the 1994 Stock Plan and approve identical amendments to the 1985 Stock Option Plan and the 1986 Stock Option Plan. A current report on the business operations of the Company will be presented at the meeting and shareholders will have an opportunity to ask questions.

   We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, you are urged to complete, sign, date and return the proxy card in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.

                                            Sincerely,

                                            /s/ William Ziegler, III

                                            WILLIAM ZIEGLER, III
                                            Chairman of the Board

                      American Maize-Products Company

                            -------------------

                  Notice of Annual Meeting of Shareholders
                             April 27, 1994

                            -------------------

To the Shareholders:

   The Annual Meeting of Shareholders of American Maize-Products
Company will be held at the Rich Forum, Stamford Center for the Arts, 307 Atlantic Street, Stamford, Connecticut, on Wednesday, April 27, 1994 at 11:00 a.m., local time, for the following purposes:

     1. To elect thirteen directors and a clerk;

     2. To consider and act upon a proposal to ratify the appointment of Coopers & Lybrand as independent auditors for the Company for the year 1994;

     3. To consider and act upon a proposal to approve the adoption of the 1994 Stock Plan as set forth in the Proxy Statement;

     4. To consider and act upon a proposal to approve the adoption of an amendment to the 1985 Stock Option Plan as set forth in the Proxy Statement;

     5. To consider and act upon a proposal to approve the adoption of an amendment to the 1986 Stock Option Plan as set forth in the Proxy Statement; and

     6. To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

   The close of business on March 9, 1994 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

   If you cannot attend the meeting in person, please sign, date and return promptly each enclosed proxy in the envelope provided. No postage is required for mailing in the United States. Any proxy may be revoked at any time before it is voted.

                                   By Order of the Board of Directors



                                   CYNTHIA Z. BRIGHTON
                                   Secretary


Stamford, Connecticut
March 25, 1994

                        American Maize-Products Company

                            ---------------------

                               PROXY STATEMENT

                            ---------------------

   This proxy statement is furnished to shareholders of American Maize-Products Company (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 1994 Annual Meeting of Shareholders (the "Annual Meeting") and at any adjournment thereof. The Annual
Meeting will be held at the Rich Forum, Stamford Center for the Arts, 307 Atlantic Street, Stamford, Connecticut on Wednesday, April 27, 1994 at 11:00 a.m., local time.

   The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This proxy statement, the accompanying proxy card(s) and the Notice of Annual Meeting are being provided to shareholders beginning on or about March 25, 1994. The Company, a Maine corporation, has its principal executive offices at 250 Harbor Drive, P.O. Box 10128, Stamford, Connecticut 06904.

Solicitation of Proxies

   The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The costs of this solicitation will be borne by the Company. Proxy solicitations will be made by mail and also may be made by personal interview, telephone and telegram by Company personnel. Brokerage houses and nominees will be requested to forward the proxy soliciting material to beneficial owners and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such brokerage houses and nominees for their reasonable expenses in forwarding proxy materials to beneficial owners. MacKenzie Partners, Inc. has been retained to assist in the solicitation of proxies for a fee not to exceed $3,000 plus reimbursement of out-of-pocket expenses.

Voting Securities

   The Company has two classes of capital stock outstanding: Class A Common Stock, par value $.80 per share and Class B Common Stock, par value $.80 per share. Class A Common Stock and Class B Common Stock are identical in all respects, except as to voting rights. In general, Class A Common Stock may only be voted for the election of 30% of the Board of Directors (or the nearest larger whole number if such percentage is not a whole number). Except as required by law, the Company's Articles of Incorporation, or By-Laws, Class B Common Stock has exclusive voting rights with respect to the remaining 70% of the Board of Directors and all other matters properly presented to the meeting. Each share of Class A Common Stock and Class B Common Stock is entitled to one vote.

   As of March 9, 1994, there were issued and outstanding 8,484,685 shares of Class A Common Stock and 1,742,057 shares of Class B Common Stock (not including 364,218 shares of Class A Common Stock and 67,225 shares of Class B Common Stock held as treasury shares as of that date). Proxies are solicited to give shareholders of record at the close of business on March 9, 1994 an opportunity to vote on matters that come before the meeting. The holders of Class A Common Stock are entitled to vote for the election of four of thirteen directors and, voting together as a class with the holders of Class B Common Stock, are entitled to vote on the proposals to approve the adoption of the 1994 Stock Plan, the amendment to the 1985 Stock Option Plan, and the amendment to the 1986 Stock Option Plan. The holders of Class B Common Stock are entitled to vote for the election of the remaining nine directors, the election of the Clerk, the approval of the auditors and, voting together as a class with the holders of Class A Common Stock, are entitled to vote on the proposals to approve the adoption of the 1994 Stock Plan, the amendment to the 1985 Stock Option Plan and the amendment to the 1986 Stock Option Plan.

               ITEM 1. ELECTION OF DIRECTORS AND A CLERK

Nominees for Election of Directors

   Each of the nominees for director named below has served as a member of the present Board of Directors since the last Annual Meeting of Shareholders, and each nominee has served continuously since the year indicated in the table below.

   The term of office for which each nominee is a candidate runs until the 1995 Annual Meeting of Shareholders and until his successor has been elected and has qualified. The Board of Directors knows of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies may be voted for the election of such other person as the Board may recommend.

   The Board of Directors has adopted a director retirement policy which provides that directors over age 70 may not stand for re-election to the Board of Directors. At its meeting on January 26, 1994, the Board of Directors voted to exempt Leslie C. Liabo from the application of the age 70 director retirement policy for an additional one-year term so that he can stand for re-election at the Annual Meeting.

   Directors of the Company are elected by a plurality of the votes cast at the Annual Meeting. Plurality means that the nominees who receive the largest number of votes cast "FOR" are elected as directors up to the maximum number of directors to be chosen by each class of shareholders at the meeting, even though not receiving a majority of the votes cast. Votes withheld and broker non-votes will be counted in determining the presence of a quorum but will not be counted in determining the outcome of the election.

   The names and ages of the nominees, their principal occupations or employment during the past five years and other data regarding them, based on information received from the respective nominees, are set forth below:

                                                                                                         Director
        Name                         Age              Principal occupation                                since

Class A Directors

Paul F. Engler . . . . . . . . . .   64     President and Chief Executive Officer of Cactus Feed-           1993
                                            ers, Inc. (farming, ranching and cattle feeding).

John R. Kennedy<F1> . . . . . . . .  63     President, Chief Executive Officer and a director of            1992
                                            Federal Paper Board Company, Inc. (paper and wood
                                            products). Also a director of DeVlieg-Bullard, Inc.,
                                            First Fidelity Bankcorporation and Magma Copper
                                            Company.

William L. Rudkin<F1> . . . . . . .  67     Retired Chairman of Pepperidge Farm Incorporated                1993
                                            (consumer food products).

Wendell M. Smith. . . . . . . . . .  58     Chairman, President and Chief Executive Officer of              1993
                                            Baldwin Technology Company, Inc. (manufacturer of
                                            printing press controls and accessories). Also a direc-
                                            tor of Bowne & Company.

Class B Directors

Charles B. Cook, Jr. . . . . . . .   64     Vice Chairman and a director of Janney Montgomery               1964
                                            Scott Inc. (investment bankers).

James E. Harwood. . . . . . . . . .  57     President, Sterling Equities, Inc. (venture capitalists         1992
                                            and investment advisors); formerly Corporate Vice
                                            President of Technical Operations of Schering Plough
                                            Corporation. Also a director of Morgan Keegan &
                                            Company and Leader Financial Corporation Inc.
/TABLE

                                                                                                          Director
          Name                      Age                      Principal occupation                          since

Leslie C. Liabo. . . . . . . .       70     Former Vice Chairman of the Board of the Company                1975
                                            (1986-1993)

C. Alan MacDonald<F1>. . . . .       60     Chairman and Chief Executive Officer of Lincoln                 1992
                                            Snacks Company (consumer snack food products); for-
                                            merly President and Chief Executive Officer of Nestle
                                            Foods Corporation. Also a director of Lord Abbett &
                                            Company, Fountainhead Water Company, J.B. Will-
                                            iams Company and Great American Restaurants.

Patric J. McLaughlin<F1>. . . . .    48     President and Chief Executive Officer of the Company            1988
                                            since July 1, 1993; formerly President and Chief Oper-
                                            ating Officer of the Company (1992-1993) and Presi-
                                            dent of its Corn Processing Division (1984-1992).

H. Barclay Morley . . . . . . . .    64     Retired Chairman and Chief Executive Officer of                 1991
                                            Stauffer Chemical Company. Also a director of Borden
                                            Inc., Champion International Corporation, Schering
                                            Plough Corporation and The Bank of New York Com-
                                            pany.

William C. Steinkraus<F1><F2>. . .   68     Private investor and Chairman Emeritus of United                1980
                                            States Equestrian Team, Incorporated, a charitable or-
                                            ganization responsible for providing United States in-
                                            ternational equestrian representation.

Raymond S. Troubh<F1>. . . . . . .   67     Financial consultant. Also a director of ADT Limited;           1992
                                            Applied Power Incorporated; Becton, Dickinson and
                                            Company; Benson Eyecare Corporation; Foundation
                                            Health Corporation; General American Investors Com-
                                            pany, Inc.; Manville Corporation; The Olsten Corpora-
                                            tion; Riverwood International Corporation; Time
                                            Warner Inc.; and Wheeling-Pittsburg Corporation.

William Ziegler, III<F1><F2>. . . .  65     Chairman of the Board of the Company since 1964;                1958
                                            formerly Chief Executive Officer of the Company
                                            (1976-1993).

- ------------

<F1> Member of the Executive Committee.

<F2> Mr. Ziegler and Mr. Steinkraus's wife are brother and sister.

Nominee for Election of Clerk

   Every corporation organized under the laws of the State of Maine is required to have a Clerk, who must be a resident of the State. The duties of the Clerk, as provided by law, are to record all votes at meetings of shareholders and to maintain certain corporate records at his office within the State. The Clerk is the agent for service of process upon the corporation within the State. Under the By-Laws of the Company, the Clerk is required to be elected by the shareholders at their annual meeting.

   Since 1958, the Clerk of the Company has been a member of the law firm of Verrill & Dana, One Portland Square, Portland, Maine. Peter B. Webster, a member of Verrill & Dana, has been nominated to serve as Clerk for the coming year.

   The Board of Directors recommends voting "FOR" the election of Messrs. Engler, Kennedy, Rudkin, Smith, Cook, Harwood, Liabo, MacDonald, McLaughlin, Morley, Steinkraus, Troubh and Ziegler, as directors and Mr. Webster as Clerk. Unless otherwise directed by a shareholder, proxies will be voted "FOR" the election of such nominees.

      INFORMATION RELATING TO DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Agreements Affecting Board Membership

   In connection with the settlement in March, 1991 of certain litigation concerning disputes between Mr. Ziegler and his sister, Mrs. Helen Steinkraus, over the management and control of the Company, the Company adopted certain management succession resolutions and related By-Law amendments (the "Succession Resolutions") that provide for, among other things, the filling of certain vacancies on the Company's Board of Directors prior to the later of (i) the date of final resolution of certain litigation commenced by the children of Mrs. Steinkraus or (ii) June 30, 1994. The Succession Resolutions provide that (a) if Mr. Ziegler no longer serves on the Company's
Board of Directors, the resulting vacancy will be filled by a person nominated either by Mr. Ziegler or his designee, (b) if Mr. Steinkraus no longer serves on the Company's Board of Directors, the resulting vacancy will be filled by a person nominated by either Mrs. Steinkraus or her designee and (c) vacancies in relation to any other member of the Company's Board of Directors will be filled by the Company's
Board of Directors upon nomination by the Executive Committee of the Company's Board of Directors; provided, that a majority of the Company's Board of Directors, disregarding Mr. Ziegler and Mr. Steinkraus or their successor directors, shall consist of directors who are neither employees of the Company nor members of the Ziegler or Steinkraus families. The foregoing slate of nominees for election as directors was selected in accordance with the Succession Resolutions.

Board of Directors and Committees

   The Board of Directors held twelve meetings during 1993. Attendance at Board meetings averaged 89.2% and attendance at Board committee meetings averaged 84.1%. Each incumbent director attended more than 75% of the Board meetings and the meetings of Board committees on which the director served with the exception of Messrs. Kennedy and Smith whose attendance was 64.0% and 68.8%, respectively. The principal standing committees of the Board are the Executive Committee, Audit Committee, Compensation Committee and Pension Committee.

   Executive Committee. The Executive Committee consists of seven directors: C. Alan MacDonald (Chair), John R. Kennedy, Patric J. McLaughlin, William L. Rudkin, William C. Steinkraus, Raymond S. Troubh and William Ziegler, III. Pursuant to the By-Laws, the Executive Committee has all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, except those powers which, by law, cannot be delegated by the Board of Directors. The Executive Committee also serves as the nominating committee of the Board of Directors. In this capacity it selects potential candidates for director subject to ratification by the Board of Directors. The Executive Committee will consider shareholder recommendations for directors; such recommendations should be forwarded by the shareholder to the Secretary of the Corporation with biographical data about the recommended individual. The Executive Committee met eleven times in 1993.

   Audit Committee. The Audit Committee consists of four directors: Wendell M. Smith (Chair), Paul F. Engler, James E. Harwood, and Raymond S. Troubh. The Audit Committee meets independently with the Company's internal auditing staff, with senior management and with representatives of the Company's independent auditors. The Audit Committee recommends the engagement or discharge of the Company's independent accountants; reviews the scope, fees, and results of the annual audit; reviews the performance of additional services by the Company's independent accountants; monitors compliance with corporate policies; and reviews the effectiveness of the Company's internal control systems. The Audit Committee met four times in 1993.

   Compensation Committee. The Compensation Committee consists of five directors: H. Barclay Morley (Chair), Charles B. Cook, Jr., C. Alan MacDonald, William L. Rudkin and Wendell M. Smith. The committee approves the compensation of officers and other senior executives, including salary, incentive bonus, and stock options, in accordance with the Company's stock option and management incentive plans. The Compensation Committee met six times in 1993. (See page 10 for the committee's report on 1993 compensation of executive officers.)

   Pension Committee. The Pension Committee consists of five directors; Charles B. Cook, Jr. (Chair), Paul F. Engler, James E. Harwood, Leslie C. Liabo, and William Ziegler, III. The Pension
Committee is responsible for supervision of the investment of all assets held by the Company's pension and savings plans. The Pension Committee met twice in 1993.

Compensation of Directors

   Directors who are not employees of the Company or its subsidiaries are paid an annual retainer of $15,000 plus an attendance fee of $1,000 for each Board meeting and $750 ($1,000 for the Chair) for each Board committee meeting. Directors are also reimbursed for travel expenses to attend Board and committee meetings. In lieu of the annual director's retainer and Executive Committee attendance fees, Mr. MacDonald receives an annual retainer of $120,000 and was granted 20,000 stock appreciation rights for his service as a director and Chairman of the Executive Committee. In lieu of the annual director's retainer and Board meeting attendance fees, Mr. Ziegler receives an annual retainer of $120,000, use of an office and part-time secretarial support and use of a club membership for his service as a director and Chairman of the Board.

   Directors with five years or more of service as a non-employee member of the Board participate in a directors' retirement plan that provides eligible directors, upon retirement, with an annual retirement income equal to 50-100% (depending on the number of years served) of the director's highest twelve monthly consecutive retainers paid during the last 120 months of Board service. For purposes of this calculation, the current annual retainers for the Chairman of the Board and the Chairman of the Executive Committee are each deemed to be $15,000.

Certain Transactions

   The Company subleases office space to and shares certain office facilities with GIH Corp., of which Mr. Ziegler is President, for an annual fee of approximately $15,000. Helme Tobacco Company, a subsidiary of the Company, has engaged the consulting services of Mr. Harwood in its business and paid Mr. Harwood $30,000 in 1993 for such services. During 1993, the Company and its subsidiaries have had purchase, sale, financial and other transactions in the normal course of business with companies or organizations (including their affiliates) with which some of the Company's directors are associated, including the following: Champion International Corporation, Borden Inc. and The Bank of New York Company. To the best of the Company's knowledge, none of the above transactions resulted in aggregate payments that were large enough to require disclosure of such transactions by the Company. Management believes that all of the above transactions were on terms that were reasonable and competitive. Additional transactions of this nature may be expected to take place in the ordinary course of business in the future.

   In connection with his relocation from Illinois to Connecticut, Mr. McLaughlin was granted a housing loan by the Company on April 29, 1993 in the amount of $150,000 payable in three equal annual installments commencing April 29, 1994 with interest at the rate of 5.24% per annum. The note is secured by a second mortgage on Mr. McLaughlin's principal residence.

Compensation Committee Interlocks and Insider Participation

   None of the members of the Compensation Committee are current or former employees of the Company or its affiliates. Mr. Cook, a member of the Compensation Committee, is Vice Chairman of Janney Montgomery Scott Inc., investment bankers. During 1993, the Company's benefit plans utilized the brokerage and financial services of Janney Montgomery Scott Inc. and paid Janney Montgomery Scott Inc. $45,752 for such services.

Certain Litigation

   Four directors (Messrs. Cook, Liabo, McLaughlin and Ziegler) and a former director are defendants in a civil suit filed in February, 1992, in Superior Court for Cumberland County, Portland, Maine, purportedly on behalf of the Company and a class of the Company's shareholders.
The plaintiff is Eric M. Steinkraus, the son of William C. Steinkraus, and the nephew of William Ziegler, III, both directors of the Company.

The complaint includes allegations of breach of fiduciary duty and fraud in connection with the alleged offer by another company to purchase all of the Company's common stock at a premium, the alleged "forcible retirement" of two directors through adoption by the Board of the age 70 director retirement policy in 1991, the aborted proposal to sell the Company's Hammond, Indiana facility to a subsidiary, and the payment of certain fees and salaries to various defendants. The complaint seeks damages in excess of $45,000,000 and equitable relief. There has been no activity in the litigation since December, 1992, pending the outcome of settlement discussions.

           OWNERSHIP OF COMMON STOCK BY DIRECTORS AND OFFICERS

   The following table sets forth, as of March 9, 1994 the number of shares of the Company's Common Stock beneficially owned by (a) each director and nominee for election as a director of the Company, (b) each of the executive officers of the Company named in the "Summary Compensation Table" on page 13 and (c) all directors and officers of the Company as a group. Unless otherwise indicated in the footnotes, each of the following persons has sole voting and investment power with respect to the shares of the Company's Common Stock set forth in the table.

           OWNERSHIP OF COMMON STOCK BY DIRECTORS AND OFFICERS

Name                                                  Title of Class           Amount and Nature          Percent
                                                      of Common Stock        of Beneficial Ownership     of Class
William Ziegler, III . . . . . . . . . . . . . . . . . . .  Class A               1,330,098<F1><F2>         15.7%
                                                            Class B                 949,920<F1><F3>         54.5%

Robert A. Britton . . . . . . . . . . . . . . . . . . . . . Class A                  18,136<F2>              *
                                                            Class B                     -0-                  -

Charles B. Cook, Jr. . . . . . . . . . . . . . . . . . . . .Class A                   4,336                  *
                                                            Class B                   2,669                  *

Paul F. Engler. . . . . . . . . . . . . . . . . . . . . . . Class A                   4,000                  *
                                                            Class B                     -0-                  -

James E. Harwood. . . . . . . . . . . . . . . . . . . . . . Class A                   1,000                  *
                                                            Class B                     -0-                  -

John R. Kennedy . . . . . . . . . . . . . . . . . . . . . . Class A                     800                  *
                                                            Class B                     200                  *

Charles A. Koons. . . . . . . . . . . . . . . . . . . . . . Class A                  11,002<F2>              *
                                                            Class B                     -0-                  -

Leslie C. Liabo. . . . . . . . . . . . . . . . . . . . . . .Class A                  14,475<F2>              *
                                                            Class B                   3,875                  *

Patric J. McLaughlin . . . . . . . . . . . . . . . . . . . .Class A                  75,543<F2>              *
                                                            Class B                     -0-                  -

C. Alan MacDonald . . . . . . . . . . . . . . . . . . . .   Class A                   1,000                  *
                                                            Class B                     -0-                  -

H. Barclay Morley . . . . . . . . . . . . . . . . . . . . . Class A                   2,500                  *
                                                            Class B                     -0-                  -

Edward P. Norris . . . . . . . . . . . . . . . . . . . . . .Class A                  35,534<F2>              *
                                                            Class B                     -0-                  -

William L. Rudkin. . . . . . . . . . . . . . . . . . . . . .Class A                   1,000<F4>              *
                                                            Class B                     -0-                  -

Wendell M. Smith . . . . . . . . . . . . . . . . . . . . . .Class A                     -0-                  -
                                                            Class B                     100                  *
/TABLE

                                                          Title of Class          Amount and Nature          Percent
Name                                                     of Common Stock         of Beneficial Ownership     of Class

William C. Steinkraus . . . . . . . . . . . . . . . . . . .Class A                         110<F5>            *
                                                           Class B                         -0-<F5>            -

Robert M. Stephan . . . . . . . . . . . . . . . . . . . . .Class A                      11,113<F2>            *
                                                           Class B                         -0-                -

Raymond S. Troubh . . . . . . . . . . . . . . . . . . . .  Class A                       3,000                *
                                                           Class B                         500                *

All directors and officers as a group. . . . . . .         Class A                   1,553,189<F1><F2>     18.3%
                                                           Class B                     957,905             55.0%

- --------------

* Does not exceed one percent of the total outstanding shares of such class.

<F1>Based upon Schedule 13G, Amendment No. 15, dated February 7, 1994, filed with the Securities and Exchange Commission
    (the ''Commission'') and information received from Union Trust Company, (''Union Trust''). Mr. Ziegler reports that he shares voting and investment power over 1,264,594 and 876,158 of such shares of the Company's Class A Common Stock and Class B Common Stock, respectively. Mr. Ziegler shares voting and investment power of such shares with Union Trust as co-trustees of two trusts (the ''Ziegler Trusts''). Of such shares, 1,140,294 shares of the Company's Class A Common

    Stock and 824,521 shares of the Company's Class B Common Stock are owned by GIH Corp. (''GIH''). GIH is wholly owned by Mr. Ziegler, Mrs. Steinkraus and the co-trustees of the Ziegler Trusts and the Steinkraus Trusts.

<F2>Includes the following shares of the Company's Class A Common Stock that may be acquired within 60 days pursuant to the exercise of options: Mr. Britton, 16,750 shares; Mr. Koons, 10,300 shares; Mr. Liabo, 8,000 shares; Mr. McLaughlin,

    68,750 shares; Mr. Norris, 25,500 shares; Mr. Stephan, 8,000 shares; Mr. Ziegler, 54,948 shares; and all directors and officers as a group, 225,548 shares. Also includes shares of the Company's Class A Common Stock credited under the Company's capital accumulation plan through December 31, 1993 as follows: Mr. Britton, 1,386.137 shares; Mr.
    McLaughlin, 4,793.016 shares; Mr. Koons, 702.286 shares; Mr. Norris, 10,033.918 shares; and Mr. Stephan, 112.824 shares.

<F3>Excludes 1,003 shares of the Company's Class B Common Stock owned by Mr. Ziegler's wife. Mr. Ziegler disclaims beneficial ownership of such shares.

<F4>Excludes 587 shares of the Company's Class A Common Stock owned by Mr. Rudkin's wife. Mr. Rudkin disclaims beneficial ownership of such shares.

<F5>Excludes shares of the Company's Class A and Class B Common Stock owned by Mrs. Steinkraus and disclosed on page 8.
    Mr. Steinkraus disclaims beneficial ownership of such shares.


                OWNERSHIP OF COMMON STOCK BY CERTAIN HOLDERS

   The following table sets forth, as of March 9, 1994 the number of shares of the Company's Common Stock beneficially owned by each person who is known to the Company to be the beneficial owner of more than 5% of a class of the Company's Common Stock.


                                             Title of Class       Amount and Nature of                    Percent
Name and Address                            of Common Stock        Beneficial Ownership                  of Class

William Ziegler, III. . . . . . . . . . . . . .Class A<F1>     Aggregate Amount-1,330,098                   15.7%
 250 Harbor Drive                                              Sole Voting Power-65,504                        *
 P.O. Box 10128                                                Shared Voting Power-1,264,594                14.9%
 Stamford, CT 06904                                            Sole Investment Power-65,504                    *
                                                               Shared Investment Power-1,264,594            14.9%

                                               Class B<F1>     Aggregate Amount-949,920                     54.5%
                                                               Sole Voting Power-73,762                      4.2%
                                                               Shared Voting Power-876,158                  50.3%
                                                               Sole Investment Power-73,762                  4.2%
                                                               Shared Investment Power-876,158              50.3%


                                             Title of Class              Amount and Nature of               Percent
Name and Address                            of Common Stock              Beneficial Ownership              of Class

Helen Z. Steinkraus . . . . . . . . . . . .  Class A<F2>       Aggregate Amount-1,267,989<F3>               14.9%
 250 Harbor Drive                                              Sole Voting Power-3,394                         *
 P.O. Box 10128                                                Shared Voting Power-1,264,595                14.9%
 Stamford, CT 06904                                            Sole Investment Power-3,394                     *
                                                               Shared Investment Power-1,264,595            14.9%

                                             Class B<F2>       Aggregate Amount-882,040<F3>                 50.6%
                                                               Sole Voting Power-5,883                         *
                                                               Shared Voting Power-876,157                  50.3%
                                                               Sole Investment Power-5,883                     *
                                                               Shared Investment Power-876,157              50.3%

United States Trust Company                  Class A<F4>       Aggregate Amount-1,266,767                   14.9%
 of New York. . . . . . . . . . . . . . . . . .                Sole Voting Power-0                             -
 114 West 47th Street                                          Shared Voting Power-1,266,767                14.9%
 New York, NY 10036                                            Sole Investment Power-0                         -
                                                               Shared Investment Power-1,266,767            14.9%

                                             Class B<F4>       Aggregate Amount-876,158                     50.3%
                                                               Sole Voting Power-0                             -
                                                               Shared Voting Power-876,158                  50.3%
                                                               Sole Investment Power-0                         -
                                                               Shared Investment Power-876,158              50.3%

Union Trust Company . . . . . . . . . . .    Class A<F5>       Aggregate Amount-1,264,594                   14.9%
 P.O. Box 1297                                                 Sole Voting Power-0                             -
 Stamford, CT 06904                                            Shared Voting Power-1,264,594                14.9%
                                                               Sole Investment Power-0                         -
                                                               Shared Investment Power-1,264,594            14.9%

                                             Class B<F5>       Aggregate Amount-876,158                     50.3%
                                                               Sole Voting Power-0                             -
                                                               Shared Voting Power-876,158                  50.3%
                                                               Sole Investment Power-0                         -
                                                               Shared Investment Power-876,158              50.3%

GIH Corp. . . . . . . . . . . . . . . . . .  Class A<F6>       Aggregate Amount-1,140,294                   13.4%
 250 Harbor Drive                                              Sole Voting Power-1,140,294                  13.4%
 P.O. Box 10128                                                Shared Voting Power-0                           -
 Stamford, CT 06904                                            Sole Investment Power-1,140,294              13.4%
                                                               Shared Investment Power-0                       -

                                             Class B<F6>       Aggregate Amount-824,521                     47.3%
                                                               Sole Voting Power-824,521                    47.3%
                                                               Shared Voting Power-0                           0
                                                               Sole Investment Power-824,521                47.3%
                                                               Shared Investment Power-0                       0

Archer Daniels Midland Co. . . . . . .       Class A<F7>       Aggregate Amount-2,744,200                   32.3%
 4666 Faries Parkway                                           Sole Voting Power-2,115,200                  24.9%
 P.O. Box 1470                                                 Shared Voting Power-0                           -
 Decatur, IL 62525                                             Sole Investment Power-2,744,200              32.3%
                                                               Shared Investment Power-0                       -


                                             Title of Class              Amount and Nature of               Percent
Name and Address                            of Common Stock              Beneficial Ownership              of Class

Pioneering Management
 Corporation . . . . . . . . . . . . . . . . Class A<F8>       Aggregate Amount-438,500                      5.2%
 60 State Street                                               Sole Voting Power-438,500                     5.2%
 Boston, MA 02114                                              Shared Voting Power-0                           -
                                                               Sole Investment Power-0                         -
                                                               Shared Investment Power-438,500               5.2%

United States National Bank. . . . . . . . . Class A<F9>       Aggregate Amount-454,464                      5.4%
 of Galveston                                                  Sole Voting Power-338,744                     4.0%
 2201 Market Street                                            Shared Voting Power-0                           -
 11th Floor                                                    Sole Investment Power-417,663                 4.9%
 Galveston, TX 77550                                           Shared Investment Power-4,381                   *

Marvin C. Schwartz. . . . . . . . . . . . .  Class B<F10>      Aggregate Amount-143,300                      8.2%
 c/o Kenneth E. Leopold                                        Sole Voting Power-143,300                     8.2%
 Neuberger & Berman                                            Shared Voting Power-0                           -
 522 Fifth Avenue                                              Sole Investment Power-143,300                 8.2%
 New York, NY 10036                                            Shared Investment Power-0                      -

- -------------------

* Does not exceed one percent of the total outstanding shares of such class.

  <F1>Based upon Schedule 13G, Amendment No. 15, dated February 7, 1994, filed with the Securities and Exchange Commission
      (the ''Commission'') and information received from Union Trust Company, (''Union Trust''). Mr. Ziegler reports that he shares voting and investment power over 1,264,594 and 876,158 of such shares of the Company's Class A Common Stock and Class B Common Stock, respectively. Mr. Ziegler shares voting and investment power of such shares with Union
      Trust as co-trustees of two trusts (the ''Ziegler Trusts''). Of such shares, 1,140,294 shares of the Company's Class
      A Common Stock and 824,521 shares of the Company's Class B Common Stock are owned by GIH Corp. (''GIH''). GIH is wholly owned by Mr. Ziegler, Mrs. Steinkraus and the co-trustees of the Ziegler Trusts and the Steinkraus Trusts.

  <F2)Based upon Schedule 13D, Amendment Nos. 1 and 3, dated March 2, 1992, filed with the Commission. Mrs. Steinkraus reports that she shares voting and investment power over 1,264,595 and 876,157 of such shares of the Company's Class
      A Common Stock and the Company's Class B Common Stock, respectively. Mrs. Steinkraus shares such voting and investment power with U.S. Trust as co-trustees of two trusts (the ''Steinkraus Trusts''). Of such shares, 1,140,294 shares of the Company's Class A Common Stock and 824,521 shares of the Company's Class B Common Stock are owned by
      GIH. GIH is wholly owned by Mr. Ziegler, Mrs. Steinkraus and the co-trustees of the Ziegler Trusts and the Steinkraus
      Trusts.

  <F3>Excludes 132.25 shares of the Company's Class A Common Stock owned by Eric M. Steinkraus and 695 shares of the
      Company's Class B Common Stock owned by Philip C. Steinkraus (based upon Schedule 13D, Amendment Nos. 1 and 3, dated March 2, 1992, filed with the Commission by Helen Z. Steinkraus, Eric M. Steinkraus and Philip C. Steinkraus,
      who stated therein that they are members of a group and have executed a joint filing agreement pursuant to Rule
      13d-1(f) under the Securities Exchange Act of 1934).

  <F4>Based upon Schedule 13G, Amendment No. 15, dated February 14, 1994, filed with the Commission. U.S. Trust reports that it shares voting and investment power with Mrs. Steinkraus and Mr. Ziegler as co-trustees of certain trusts.
      Included in such shares are 1,140,294 shares of the Company's Class A Common Stock and 824,521 shares of the
      Company's Class B Common Stock owned by GIH.

  <F5>Based upon information provided to the Company on March 21, 1994 by Union Trust Company.

  <F6>Based upon Schedule 13G, Amendment No. 15, dated February 7, 1994, filed with the Commission. See also Footnote Nos.
      1 and 2 above.

  <F7>Based upon Schedule 13D, Amendment No. 6, dated September 16, 1993, filed with the Commission.

  <F8>Based upon Schedule 13G, Amendment No. 9, dated February 11, 1994, filed with the Commission.

  <F9>Based upon Schedule 13G, Amendment No. 1, dated February 9, 1994, filed with the Commission.

 <F10>Based upon Schedule 13D, Amendment No. 1, dated January 10, 1991, filed with the Commission.

/TABLE

                      COMPENSATION OF EXECUTIVE OFFICERS

   The compensation paid or awarded during the last three years to the Company's Chief Executive Officer and four most highly compensated executive officers during 1993 is set forth and discussed below.

Compensation Committee Report on Executive Compensation

Compensation Overview

   The Compensation Committee of the Board of Directors (the
"Committee") has the responsibility for the design, implementation and administration of the Company's executive compensation program. The Committee is comprised entirely of outside independent directors.

   The objective of the Company's executive compensation program is to attract and retain the management talent necessary to maximize long-term profitability and shareholder value. The program is designed to accomplish this objective through plans that (i) motivate senior managers, and align their interests with those of the Company's shareholders, by tying incentive compensation to Company profitability and individual performance and (ii) provide a base level of compensation that is competitive with other industrial companies in similar businesses as well as a cross section of general industry.

Elements of Compensation

   The three principal components of the Company's executive compensation program are salary, annual incentives and stock options, each of which is discussed in detail below.

   1. Salary

   Of the three elements of executive compensation, salary is the least affected by Company performance; although it is very much dependent on individual performance. Salary is intended to provide a base level of compensation that is competitive at the market median with companies of similar type, particularly those in the food and kindred products industry group and capital intensive process industries. The Committee reviews and approves salary levels and increases for all employees of the Company and its subsidiaries whose base salary exceeds $100,000.

   Following a procedure used for all salaried employees of the Company, each of the executive officers is assigned a salary range for his or her particular job. The range is set at 80% to 120% of the median market value of the position. The median market value is established by an evaluation of the degree of accountability, expertise and problem solving required in each position and the results of salary surveys conducted by major compensation consultants and associations. The salary ranges are reviewed annually using current survey data to determine the amount of adjustment, if any.

   Individual salaries are reviewed every 9 to 18 months. The timing and amount of any increase to salaried employees, including executive officers, are both dependent upon (i) the performance of the individual and, to a lesser extent (ii) the relationship of his or her actual salary to the midpoint of the salary range.

   Executive officer salaries are recommended by the Chief Executive Officer and approved by the Committee. The Chief Executive Officer's recommendations on the amount of increase are based on his subjective evaluation of each individual's performance in his or her respective functional area. During 1993 the Committee concurred with and approved all salary recommendations made by the Chief Executive Officer.

   In establishing Mr. McLaughlin's compensation upon his promotion to Chief Executive Officer on July 1, 1993, the Committee considered recommendations developed by two outside compensation consultants who used executive salary survey data for companies in the food and kindred products industry group and the non-durable goods manufacturing sector. Mr. McLaughlin's compensation was set at the market median of the survey data.

   In view of Mr. Ziegler's cooperation in addressing succession issues, Company restructuring and his early retirement effective July 1, 1993, the Committee gave him a salary increase on January 1, 1993, for the remaining months of his employment.

   2. Annual Incentives

   The executive officers of the Company all participate in a Management Incentive Plan under which annual cash bonuses are paid, based on the profitability of the Company and each participant's individual performance. The current plan was established in 1985 (and modified slightly in 1988) with the assistance of an outside compensation consultant.

   Each year the Committee establishes a bonus pool in which all participants will share. In each of the last three years, the amount of the Corporate pool was set at 2% of consolidated operating profit with parameters for certain total pool minimums and maximums as follows:

   a. Each participant's salary is multiplied by an established guideline percentage which reflects the organizational importance of the job. The guideline percentage ranges from 50% for the Chief Executive Officer to 7.5% for the lowest level participant. The resulting amount is the "Guideline Bonus".

   b. All the Guideline Bonuses of the participants in the pool are aggregated ("Aggregated Guideline Bonuses").

   c. The total bonus pool ranges from 50% to 150% of the Aggregated Guideline Bonuses, and is subject to the above limitation of 2% of consolidated operating profit. Based on management's recommendation, the Committee sets the total bonus pool amount. Its acceptance or change of the management recommendation is based on the Committee's assessment of overall Company performance.

   The total bonus pool is allocated among the participants on the basis of each individual's Guideline Bonus and his or her performance rating relative to those of the group participating in the pool. Individual performance ratings are recommended to the Committee by management. The Committee sets Mr. McLaughlin's performance rating based on its evaluation of the overall Company performance during the year and its evaluation of his performance in relation to the specific objectives which were set for him for the award year.

   The Committee awarded Mr. McLaughlin a bonus approximately equal to the average of the bonus pool range for Corporate participants, or 136% of his Guideline Bonus.

   Mr. Ziegler retired as Chief Executive Officer on July 1, 1993, and was awarded a bonus of $110,500 equal to 100% of his Guideline Bonus prorated to reflect his service for the first six months of the year. This determination was made by the Executive Committee of the Company as part of Mr. Ziegler's total retirement package.

   The total bonus payments as a percentage of the Aggregated Guideline Bonuses for participants in the Corporate pool amounted to 137% for 1993, 139% for 1992 and the maximum of 150% for 1991.

   At the direction of the Committee a new incentive plan for key executives is being developed for 1994. The new plan will be more goal oriented and tie bonus payments to specific, predetermined financial and operational performance measures.

   3. Stock Options

   Stock options are designed to provide long-term incentives and rewards tied to increases in the price of the Company's common stock. The Committee believes that stock options, which provide value to the participants only when the Company's shareholders benefit from stock price appreciation, are an integral component of the Company's executive compensation program.

   Approximately 70 key employees, including the executive officers, participate in the shareholder-approved 1985 Stock Option Plan. Stock options are issued at an exercise price equal to 100% of the fair market value of the Company's common stock on the date of grant. The options expire on the earlier of ten years from the date of grant or three months after termination of employment (twelve months after termination due to death or disability).

   In determining the 1993 stock option recipients and the overall number of options granted, the Committee reviewed the details of the last five stock option grants. The factors considered in awarding the specific number of options to each participant included the individual's total compensation, organizational level, and his or her potential for contributing to the successful operations of the Company. The options granted were all incentive stock options except where the limits of the plan and IRS regulations required the granting of non-qualified options.

   The Committee awarded Mr. McLaughlin 20,000 options to recognize his promotion to Chief Executive Officer and his direct involvement in enhancing the operations of the Company.

Compliance with Internal Revenue Code Sections 162(m)

   Section 162(m) of the Internal Revenue Code, effective in 1994, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Absent extraordinary circumstances, the Company's current compensation programs are not likely to trigger the $1 million limit on deductibility. Future grants of stock options and stock appreciation rights under the 1994 Stock Plan would not be subject to the deduction limit. The Company will consider whether new compensation programs should be structured in a manner that would be exempt from the deduction limit at the time such programs are designed.

                                       Compensation Committee
                                       H.Barclay Morley, Chair
                                       Charles B. Cook, Jr.<F1>
                                       C. Alan MacDonald
                                       William L. Rudkin
                                       Wendell M. Smith

- ----------------
[FN]
<F1> Mr. Cook served as Chair of the Compensation Committee until
     May 26, 1993.

Employment Contract and Early Retirement Agreement

   The Company entered into an employment contract with Patric J. McLaughlin as President and Chief Executive Officer commencing July 1, 1993 and terminating June 30, 1996 subject to automatic one-year extensions on each anniversary date until July 1, 2000 unless employment is terminated earlier by mutual agreement or the Company terminates early pursuant to the contract. The contract provides for a base salary of $400,000 per annum subject to annual reviews by the Compensation Committee plus an annual incentive bonus under the Company's management incentive plan with a bonus "target" rate at 50% of base salary. The contract provides for base salary and target bonus continuation for up to three years following early termination of employment without cause. For a further discussion of Mr. McLaughlin's compensation see the report of the Compensation Committee, above, and the Summary Compensation Table on page 13.

   The Company entered into an early retirement agreement with Alan J. Edly on September 29, 1993 under which Mr. Edly resigned as Senior Vice President Finance and Administration on September 30, 1993 and retired on December 31, 1993. The agreement provides for payment of full salary and benefits through December 31, 1993, payment of a bonus for 1993 of $51,510, a transition allowance of $5,000, transfer of title to a certain automobile and office equipment worth $19,000, and a monthly benefit of $6,531 commencing in January, 1994 and ending on the earlier of 78 months or death, in addition to the benefits Mr. Edly is entitled to receive under the Company's retirement plans, executive life insurance program and the Deferred Supplemental Income Plan. For further information on Mr. Edly's compensation, see the Summary Compensation Table on page 13.

Summary Compensation Table

   The following table sets forth compensation of the Chief Executive Officer and the four most highly compensated executive officers of the Company. In addition, the table sets forth the compensation of two former executive officers, Alan J. Edly and William Ziegler, III.

                      SUMMARY COMPENSATION TABLE

                                                                                  Long Term
                                                                                 Compensation
                                              Annual Compensation                   Awards
                                                                Other             Securities
       Name and                                                 Annual         Underlying Options/      All Other
    Principal Position          Year   Salary     Bonus    Compensation<F1><F2>   SARs<F1><F3>      Compensation<F1><F4>
                                        ($)        ($)          ($)                 (#)                  ($)

Patric J. McLaughlin<F5>        1993  $350,000   $272,000       $27,120             20,000             $28,848
  President and Chief           1992   254,000    157,000        11,808             10,000              22,204
  Executive Officer             1991   230,250    122,000

Edward P. Norris                1993   185,850    108,000        36,224              6,000              29,356
  Vice President and            1992   166,100     98,000        20,211              3,000              29,025
  Chief Financial Officer       1991   155,250    103,000

Robert M. Stephan<F6>           1993   166,750     94,000        28,733              5,000              27,165
  Vice President, General       1992   124,058     70,000        16,328              3,000              23,441
  Counsel and Assistant         1991     -          -
  Secretary

Charles A. Koons                1993   140,500     68,000        27,138              3,000              22,620
  Vice President,               1992   132,000     63,000        15,520              3,000              22,280
  Corporate Development         1991   123,000     69,000
  and Planning

Robert A. Britton               1993   116,642     60,000        15,328              4,000              35,502
  Vice President, Treasurer     1992   110,508     55,000        13,812              3,000              35,848
  and Assistant Secretary       1991   103,125     55,000

Alan J. Edly<F7>                1993   171,700     51,510        31,000               -                 64,365
  Retired Senior Vice           1992   166,100     98,000        20,795              3,000              39,483
  President, Finance and        1991   155,250     99,000
  Administration

William Ziegler, III<F8>        1993   239,700    110,500        37,160               -                114,709
  Retired Chief Executive       1992   410,000    284,000        24,024             20,000             110,836
  Officer                       1991   385,000    289,000

- ------------

<F1>Pursuant to the rules of the Securities and Exchange Commission, information with respect to years prior to 1992 has been omitted.

<F2>Amounts in this column represent tax reimbursements on life insurance and company automobiles.

<F3>All amounts in this column represent option grants and all such options were immediately exercisable (see Option
    Grants in Last Fiscal Year and Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values tables on pages 14 and 15).

<F4>Amounts in this column represent the following items as set forth in the table below: (a) Company contributions to the executive's 401(k) plan account (b) universal life insurance premiums paid by the Company on policies owned by the executives and in the case of Messrs. Britton and Ziegler, the dollar value of the insurance premiums paid by the
    Company with respect to the term life insurance portion of split dollar policies in which the Company has a full interest in the cash surrender value (c) the above-market portion of interest under a deferred supplemental income plan in which Messrs. Edly and Ziegler participate (d) a transition allowance payment of $5,000 and the transfer of title to a certain automobile and office equipment, which had a value of $19,000, to Mr. Edly under the terms of an early retirement agreement, described on page 12.

/TABLE

Summary Compensation Table (continuation of footnotes)

                                     Patric J.  Edward P.   Robert M.   Charles A.  Robert A.   Alan J.    William
1993                                McLaughlin   Norris      Stephan     Koons      Britton      Edly    Ziegler, III

     401(k) Contribution             $ 7,997     $ 6,356     $ 6,165     $ 5,620     $ 4,666    $ 6,214    $  5,525
     Life Insurance Premiums          20,851      23,000      21,000      17,000       -         28,500      25,000
     Insurance portion of Split
        Dollar Policies                -           -           -           -          30,836      -          19,141
     Above-Market Interest             -           -           -           -           -          5,651      65,043
     Other                             -           -           -           -           -         24,000       -
                                     $28,848     $29,356     $27,165     $22,620     $35,502    $64,365    $114,709

                                     Patric J.  Edward P.   Robert M.   Charles A.  Robert A.   Alan J.    William
1992                                McLaughlin   Norris      Stephan     Koons      Britton      Edly    Ziegler, III

     401(k) Contribution             $ 6,904     $ 6,025     $ 2,441     $ 5,280     $ 4,420    $ 6,025    $  8,464
     Life Insurance Premiums          15,300      23,000      21,000      17,000       -         28,500      25,000
     Insurance portion of Split
        Dollar Policies                -           -           -           -          31,428      -          21,055
     Above-Market Interest             -           -           -           -           -          4,958      56,317
                                     $22,204     $29,025     $23,441     $22,280     $35,848    $39,483    $110,836

<F5>Effective July 1, 1993, Mr. McLaughlin, formerly Vice Chairman, President and Chief Operating Officer of the Company,
    was elected President and Chief Executive Officer.

<F6>Mr. Stephan was elected Vice President, General Counsel and Assistant Secretary of the Company on April 24, 1992.
    Prior thereto, he served for a one-month period as Vice President and Associate General Counsel of the Company.

<F7>Mr. Edly, who until September 30, 1993 served as Senior Vice President, Finance and Administration, retired on
    December 31, 1993. See page 12 for a discussion of Mr. Edly's early retirement agreement.

<F8>On July 1, 1993, Mr. Ziegler retired as the Chief Executive Officer of the Company. Mr Ziegler continues as Chairman of the Board of Directors. See page 5 for information on Mr. Ziegler's compensation as a director and Chairman of the
    Board.


Stock Option Tables

   The following tables provide information with respect to stock options granted to or held by the named executive officers.


                               OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        Potential Realizable Value
                                                                                         at Assumed Annual Rates
                                                                                        of Stock Price Appreciation
                                            Individual Grants                               for Option Term(2)
                            Number of       % of Total
                            Securities       Options
                            Underlying      Granted to     Exercise
                             Options        Employees       Price      Expiration
        Name                Granted<F1>      in 1993         $/SH        Date             5% ($)          10% ($)

Patric J. McLaughlin          20,000          16.67%       $16.25       7/28/03         $184,000         $485,600

Edward P. Norris               6,000           5.00         16.25       7/28/03           55,200          145,680

Robert M. Stephan              5,000           4.17         16.25       7/28/03           46,000          121,400

Charles A. Koons               3,000           2.50         16.25       7/28/03           27,600           72,840

Robert A. Britton              4,000           3.33         16.25       7/28/03           36,800           97,120

Alan J. Edly                     -               -             -           -                 -                -

William Ziegler, III             -               -             -           -                 -                -

- -----------------

<F1>All amounts in this column represent option grants and all such options were immediately exercisable.

<F2>Potential realizable value is based on the assumed annual growth of American Maize Class A Common Stock for the ten-year option term. Annual growth of 5% results in a stock price of $25.45 per share and 10% results in a price of
    $40.53 per share. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock.
    There can be no assurance that the amounts reflected in this table will be achieved.
/TABLE

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FISCAL YEAR-END OPTION VALUES


                                                            Number of Securities           Value of Unexercised
                                                           Underlying Unexercised          In-the-Money Options
                              Shares                      Options at Fiscal Year-End            At Year-End
                            Acquired on      Value
         Name                Exercise       Realized    Exercisable   Unexercisable    Exercisable   Unexercisable

Patric J. McLaughlin          None            $0          68,750            0            $89,219           0

Edward P. Norris              None             0          25,500            0             26,531           0

Robert M. Stephan             None             0           8,000            0                  0           0

Charles A. Koons              None             0          10,300            0                  0           0

Robert A. Britton             None             0          16,750            0             13,906           0

Alan J. Edly                  None             0           9,250<F1>        0              1,750<F1>       0

William Ziegler, III          None             0          54,948<F1>        0             29,750<F1>       0

- -----------------

<F1>Options remaining unexercised on December 31, 1993 in the case of Mr. Ziegler and March 31, 1994 in the case of Mr.
    Edly terminate on such dates unless the shareholders approve the stock option plan amendments described in Items 4 and 5 below.

                                      RETIREMENT BENEFITS

   The approximate annual retirement benefits provided under Company retirement plans for American Maize employees in higher salary classifications retiring from the Company at age 62 or later are shown in the table below.


  Earnings Credited                      15 Years                     20 Years                    30 or More Years
For Retirement Benefits                 of Service                   of Service                      of Service

      $150,000                           $ 44,623                     $ 59,498                        $ 89,246
       250,000                             76,550                      102,066                         153,099
       350,000                            108,476                      144,635                         216,952
       450,000                            140,402                      187,203                         280,805
       550,000                            172,329                      229,772                         344,657
       650,000                            204,255                      272,340                         408,510
       750,000                            236,181                      314,909                         472,363
       850,000                            268,108                      357,477                         536,216


   The amounts of earnings credited for retirement benefits
("Credited Earnings") are essentially salaries and bonuses as shown on the Summary Compensation Table on page 13. The calculation of each individual's "Credited Earnings" is based on the highest consecutive 60 months during his or her last 120 months of employment.

   The amounts shown in the table are 10 year certain and continuous benefits, converted to straight life annuities.

   As of December 31, 1993, the executive officers named in the Summary Compensation Table on page 13 had the following credited years of service under the retirement plan: Mr. McLaughlin 19.5 years; Mr. Norris 15.8 years, Mr. Stephan 1.8 years, Mr. Koons 17.0 years, Mr. Britton 16.0 years. Mr. Edly retired December 31, 1993 with 25.3 years of service and Mr. Ziegler retired July 1, 1993 with 30.0 years of service.

                          PERFORMANCE GRAPH

   The following Performance Graph compares the Company's cumulative total shareholder return on its Common Stock for a five-year period (1988-1993) with the cumulative total return of the Wilshire 5000 stock index and the Russell 2000 stock index. The graph assumes that $100 was invested on December 31, 1988 in American Maize Class A Common Stock and that $100 was invested at that time in each of the indexes. The comparison assumes that all dividends are reinvested.

[INSERT GRAPH]    Rule 304(d)(2) to Reg S-T





   American Maize actively operates in two business segments:
(i) the corn wet milling business, in which it manufactures and markets corn syrup, high fructose corn syrup, corn starch and other corn derivatives, principally for use in manufacturing processes in a variety of industries and (ii) the manufacture and sale of consumer tobacco products in which American Maize manufactures and markets cigars and various smokeless tobacco products.

   The Company does not believe there is either a published industry or line-of-business index or a group of companies whose overall business is sufficiently similiar to the business of American Maize to allow a meaningful benchmark against which the Company can be compared. Competitors in each of the Company's two business segments either operate in other, completely unrelated, businesses or have a significantly different product mix, effectively making overall competitive comparisons from public information misleading. For these reasons, the Company has elected to use a published index of companies of similar market capitalization - the Russell 2000 - rather than a peer group, in addition to the Wilshire 5000 broad equity market index. The Russell 2000 index has a median market capitalization of approximately $130,000,000.

                  ITEM 2. APPROVAL OF AUDITORS

   Subject to shareholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Coopers & Lybrand, Certified Public Accountants, as independent auditors to make an examination of the accounts of the Company for the year 1994. Coopers & Lybrand has audited the Company's books since 1965.

   One or more representatives of Coopers & Lybrand are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

   The Board of Directors recommends that the shareholders vote
"FOR" such ratification and your proxy will be so voted unless you specify otherwise. If the shareholders do not ratify this appointment, other certified public accountants will be appointed by the Board upon recommendation of the Audit Committee.

                ITEM 3. APPROVAL OF 1994 STOCK PLAN

   From time to time since 1960, the Company has granted options to purchase shares of its Class A Common Stock to officers and other key management employees under the Company's stock option plans. The most recent such plan, the 1985 Stock Option Plan, expires by its terms on January 24, 1995.

   The Board believes that its stock option plans have contributed significantly to the progress of the Company and have been an important element in attracting, motivating and retaining the services of key employees. The Board further believes that by providing employees with the benefits inherent in stock ownership the interests of managers and shareholders will be aligned and management will be provided with a meaningful incentive to maximize shareholder value. Given the importance of stock-based compensation to the Company and that the 1985 Plan is about to terminate by its terms, the Board believes that it is appropriate at this time to propose for shareholder approval the 1994 Stock Plan (the "Plan"). The Board adopted the Plan on February
23, 1994, subject to shareholder approval.

   The Plan is designed to permit the Company to grant several different forms of stock and stock-based awards to eligible employees. The primary features of the Plan are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the Plan.

Summary of the Plan

   Shares Subject to the Plan. If the Plan is approved, the maximum number of shares that may be issued to participants pursuant to awards would be 800,000 shares of Class A Common Stock, $.80 par value (subject to certain adjustments).

   Form of Awards. Awards may be granted in the form of non-qualified stock options, incentive stock options ("ISOs") within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), shares of Class A Common Stock with certain restrictions ("Restricted Stock"), stock appreciation rights
("SARs") or limited stock appreciation rights ("limited
SARs"). Awards may be granted individually, in combination or in tandem with other awards or grants.

   Duration. If approved at the Annual Meeting, the Plan will then be effective and will remain in effect through April 30, 1999, unless terminated sooner by the Board of Directors.

   Administration. The Plan will be administered by a committee of the Board of Directors (the "Committee"). The
Committee is composed of independent directors of the Company who are not eligible to participate in the Plan. Among other things, the Committee will have the authority to determine the employees to whom awards will be granted, the types of awards, the restricted period and other conditions applicable to awards and to interpret the Plan.

   Eligibility. All employees who are full-time employees of the Company or its affiliates are eligible to receive awards. It is presently contemplated that awards will be made to officers and other key employees of the Company. However, no employee who is a "covered employee" as defined in Section 162(m) of the Code may be granted awards of more than 200,000 shares over any five calendar year period.

   Term of Options. At the time of grant, the Committee determines the term of the option. However, the term may not exceed ten years (five years in the case of an ISO granted to a 10% shareholder).

   Option Price. Options are priced at not less than 100% of the fair market value of the Class A Common Stock on the date of grant (110% in the case of an ISO granted to a 10% shareholder). On March 21, 1994 the closing market price of Class A Common Stock of the Company on the American Stock Exchange was $22 per share. Payment by the employee upon the exercise of an option may be made in cash or, if permitted by the Committee, in already-owned shares of Class A Common Stock or by surrender of outstanding awards under the Plan.

   Option Vesting. The Committee will determine the time or times at which an option may be exercised. However, except as otherwise provided under the Plan, an option will not be exercisable during the first year from the date of grant. Exercise dates are subject to acceleration at any time by the Committee as well as under certain circumstances described in the Plan, including the purchase of shares of Class A Common Stock pursuant to a Change in Control (defined below).

   If the employment of an optionee is terminated other than by reason of death, retirement or disability, the optionee may exercise the option at any time within three months after such termination (but not after the expiration date of the option), to the extent of the number of shares purchasable at the date of termination of employment. However, if an employee is terminated for cause, his or her options terminate immediately.

   In the event of the termination of the employment of an optionee because of retirement or disability, the optionee may exercise such option at any time within three years of such termination (but not after the expiration of the option) to the extent of the remaining shares covered by such option, whether or not such shares had become purchasable by the optionee at the date of termination of employment. In the event of the death of an optionee while the optionee is employed by the Company, his or her options may be exercised by the optionee's beneficiary or legal representative at any time within a period of three years after the optionee's death, but not after the expiration of the option, to the extent of the shares covered by his or her option, whether or not such shares had become purchasable by the optionee at the date of the optionee's death. In the event of the death of an optionee during the three- year period following the termination of the optionee's employment by reason of retirement or disability, his or her options may be exercised by the optionee's beneficiary or legal representative, but only to the extent of the number of shares purchasable by the optionee pursuant to the provisions of his or her option as if such optionee had not died during such period.

   Notwithstanding the foregoing provisions, the Committee may determine, in the case of any termination of employment, to extend the termination date of some or all of the optionee's options, whether or not such options had become exercisable by the optionee at the date of termination of his or her employment, to a date prior to the earlier of three years from the date of termination or the expiration of the original term of the option.

   Stock Appreciation Rights. The Committee is authorized to grant SARs to eligible employees. A SAR is an incentive award that permits the holder to receive (per share covered thereby) an amount equal to the amount by which the fair market value of a share of Class A Common Stock on the date of exercise exceeds the fair market value of such share on the date the SAR was granted.

   The Committee may grant a SAR separately or in tandem with a related option and may grant both "general" and "limited" SARs. A general SAR granted in tandem with a related option will generally have the same terms and provisions as the related option with respect to exercisability, and the base price of such a SAR will generally be equal to the option price under the related option. Upon the exercise of a tandem SAR the related option will be deemed to be exercised for all purposes of the Plan and vice versa.

   A general SAR granted separately and not in tandem with any option will have such terms as the Committee may determine, subject to the provisions of the Plan. Under the Plan the base price of a stand-alone SAR may not be less than the fair market value of the Class A Common Stock determined as in the case of a non-qualified stock option; the term of a stand-alone SAR may not be greater than 10 years from the date it was granted.

   A limited SAR may be exercised only during the 90 days immediately following a Change of Control. For the purpose of determining the amount payable upon exercise of a limited SAR, the fair market value of a share of Class A Common Stock will be equal to the higher of (x) the highest fair market value of the Class A Common Stock during the 90-day period ending on the date the limited SAR is exercised, determined as in the case of an option, or (y) whichever of the following is applicable:

      (i) The highest per share price paid in any tender or exchange offer which is in effect at any time during the 90 days preceding the exercise of the limited right;

      (ii) the fixed or formula price for the acquisition of shares of Class A Common Stock in a merger or similar agreement approved by the stockholders or Board of Directors, if such price is determinable on the date or exercise; and

      (iii) the highest price per share paid to any stockholder of the Company in a transaction or group of transactions giving rise to the exercisability of the limited right.

   General SARs are payable in cash, Class A Common Stock or any combination thereof, as determined in the sole discretion of the Committee. Limited SARs are payable only in cash.

   Unless otherwise provided by the Committee at the time of grant, the provisions of the Plan relating to the termination of employment of a holder of a stock option will apply equally, to the extent applicable, to the holder of a SAR.

   Restricted Stock Awards. The Committee is authorized under the Plan to issue shares of Class A Common Stock to eligible employees, such shares to be restricted as hereinafter described. The Committee shall determine the amount and form of the consideration to be received for such shares by the Company. The recipient of restricted stock will be recorded as a shareholder of the Company and will have, subject to the restrictions described below, all the rights of a shareholder with respect to such shares and will receive all dividends or other distributions made or paid with respect to such shares; provided that the shares themselves and any new, additional or different shares or securities which the recipient may be entitled to receive with respect to such shares by virtue of a stock split or stock dividend or any other change in the corporate or capital structure of the Company will be subject to the restrictions described below.

   During a period following the date of grant, as determined by the Committee (the "Restricted Period") the restricted stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of by the recipient, except in the event of death or the transfer of the restricted stock to the Company upon termination of the holder's employment. In the event of the disability, retirement or death of the recipient during the Restricted Period, the restrictions on the shares will immediately lapse, except as otherwise may be provided by the Committee. If the employment of the recipient by the Company terminates during the Restricted Period for any reason other than the disability, retirement or death of the employee, the shares of restricted stock held by the employee will be forfeited to the Company and the employee must immediately transfer and return the certificates for the restricted stock, if any, to the Company.

   Transferability. The recipient's rights to the options, SARs, and restricted stock may not be assigned or transferred except by will or the applicable laws of descent or distribution or to a designated beneficiary.

   Capital Adjustments. In the event of any changes in the outstanding stock of the Company by reason of stock dividends, stock splits, recapitalization, mergers, consolidations, combinations or exchanges of shares, split-ups, split-offs, spin-offs, liquidations or other similar changes in capitalization, or any distribution to stockholders other than cash dividends, the Committee in its sole discretion may make any adjustments it determines to be appropriate in the outstanding options, SARs, or restricted stock granted under the Plan and in the total number and class of shares as to which awards may be made under the Plan.

   Change of Control. Upon a Change of Control each outstanding option and SAR will automatically become exercisable in full for the total remaining number of shares covered thereby. In addition, during the 90-day period following a Change of Control an optionee may choose to receive cash equal to the difference between the exercise price of the option and the fair market value of a share of Class A Common Stock determined as described above for a limited SAR, in lieu of exercising the option and paying the option price. Also, all restrictions on shares of restricted stock will lapse upon a Change of Control. A Change of Control is defined in the Plan as (i) a change in the Board of Directors such that a majority of the seats on the Board are occupied by individuals who are not Incumbent Directors of the Company, (ii) the acquisition by any person of, in the case of transactions not approved by a majority of the Incumbent Directors, 20% or more of the combined voting power of the then outstanding voting securities of the Company other than an acquisition by (A) the Company, (B) a Company-sponsored employee benefit plan, (C) a person owning 20% of the Company's outstanding voting securities as of the date the Plan is approved by the shareholders or (D) any corporation pursuant to a merger or reorganization if following such event 50% or more of the shares of the corporation resulting therefrom are held by the Company's shareholders immediately prior to such event in their prior proportions; or (iii) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or a sale of substantially all of the assets of the Company.

   Section 16(b) Compliance. The Plan is intended to meet the requirements of Section 16(b) of the Securities Exchange Act of 1934 and is to be so construed.

   Amendment and Termination. The Plan may be terminated, modified or amended by the shareholders of the Company. The Board of Directors may also terminate the Plan, or modify or amend it in certain respects as set forth in the Plan. No options or awards may be granted under the Plan after April 30, 1999.

   Effective Date. The Plan shall become effective upon its approval by the shareholders of the Company.

Tax Considerations

   The Federal income tax discussion set forth below is intended as general information only. State and local tax consequences are not discussed and may vary from locality to locality. In addition, special rules apply to an officer of the Company subject to Section 16 of the Securities Exchange Act of 1934.

   The Plan provides for the grant of Incentive Stock Options, non-qualified stock options, SARs, Limited SARs, and Restricted Stock Awards. The Committee appointed by the Board of Directors has the discretion and flexibility of granting any of the above awards or some in tandem with one or more of the awards. In general, no taxable income will be recognized by a participant, and no deduction will be allowed to the Company, upon the grant of options or awards under the Plan.

   Incentive Stock Options ("ISOs"). No taxable income will be recognized by the optionee upon the exercise of an ISO during employment or within three months after the optionee's termination of employment (twelve months in the case of permanent and total disability) and the optionee will have a basis in such shares equal to the option price paid. However, the difference between the fair market value of the stock on the date of exercise and the option price is an item of tax preference for purposes of the alternative minimum tax. If the shares purchased pursuant to an ISO are held for a period of at least two years from the date of the grant of the option and one year from the date the option is exercised, any gain recognized on any subsequent sale will constitute a long-term capital gain rather than ordinary income, and the Company will not be entitled to any deduction. However, if the stock acquired pursuant to an ISO is disposed of by the participant within one year from the date of exercise or two years from the date of the grant of the option (a "disqualifying disposition"), the portion of the gain equal to the difference between (a) the fair market value of the stock at the time the option was exercised and (b) the option price will be taxed as ordinary income. With certain exceptions, the balance, if any, will be a long-term or short-term capital gain depending on whether the stock is held for more than one year after the date of exercise. In the case of a disqualifying disposition, the Company would be entitled to a tax deduction in an amount equal to compensation recognized by the optionee.

   An ISO which is exercised more than three months after the employee's termination of employment (or twelve months in the case of permanent and total disability) is treated as a non-qualified stock option.

   If shares acquired through exercise of an ISO are exchanged for other shares in connection with the exercise of an option before the expiration of the one and two-year holding periods described above, the exchange will constitute a disqualifying disposition of those shares, giving rise to ordinary income, and the Company will be entitled to claim a tax deduction in that amount.

   Non-qualified Stock Options. Upon an exercise of a non-qualified stock option, an optionee will recognize ordinary income in the year in which the option is exercised in an amount equal to the difference between the fair market value of the shares on the date of exercise and the option price; the amount so recognized as compensation will be deductible by the Company (provided that the Company appropriately withholds tax from the employee). The tax basis of such shares to such optionee will be equal to the option price paid plus the amount includable in the optionee's gross income, and the optionee's holding period for such shares will commence on the day on which the optionee recognized taxable income in respect of such shares. Upon the subsequent sale of shares so acquired, the optionee generally will have a short-term or long-term capital gain, as the case may be.

   Stock Appreciation Rights ("SARs"). Upon the exercise of a SAR (either a general SAR or a Limited SAR), the employee will recognize taxable ordinary income (regardless of whether the SARs are exercised for cash or for Company shares) in an amount equal to the cash and/or fair market value of the Company shares received.

   On the sale of any shares received on exercise of a SAR any appreciation or depreciation after the date on which ordinary income was realized by the employee in respect of the exercise generally will qualify as a capital gain or loss. The capital gain or loss would be long-term or short-term depending upon whether or not the shares were held more than one year after the date on which ordinary income was realized by the employee in respect of such exercise.

   Restricted Stock. Upon the receipt of Restricted Stock, the employee will generally recognize taxable ordinary income when the shares cease to be subject to restrictions under the Plan equal to the excess of the fair market value of the shares at that time over the amount, if any, paid for such shares. However, within 30 days after the date the shares are received, the employee may elect under Section 83(b) of the Code to recognize ordinary income at the time of transfer in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. In those cases no additional income will be recognized by the employee upon the lapse of restrictions on the shares, but if the shares are subsequently forfeited, the employee may not deduct the income recognized at the time of receipt of the shares and the employee will have a capital loss equal to the amount, if any, paid for such shares. The recipient's holding period for the shares will begin at the time taxable income is recognized under these rules, and the tax basis in the shares will be the amount of ordinary income so recognized plus the amount, if any, paid for the shares. Any dividends received on the Restricted Stock prior to the date the employee recognizes income as described above will be taxable ordinary income when received.

   The affirmative vote of a majority of the voting power of the shares of Class A and Class B Common Stock, voting together as a class, present and entitled to vote at the meeting, is necessary for approval of the 1994 Stock Plan. Abstaining votes and broker non-votes will be counted as votes cast in tabulating the majority requirement and have the same effect as a vote cast against this proposal.

   The Board of Directors recommends that the shareholders vote
"FOR" approval of the 1994 Stock Plan and your shares will be so voted unless you specify otherwise.

        ITEM 4. APPROVAL OF AMENDMENT TO 1985 STOCK OPTION PLAN

   The 1985 Stock Option Plan (the "1985 Plan") was initially adopted by the Board of Directors on January 25, 1985 and approved by shareholders on April 26, 1985. The 1985 Plan, as amended in 1988 and 1992, permits up to 600,000 shares of Class A Common Stock, $.80 par value, to be issued pursuant to options granted under the 1985 Plan. As of December 31, 1993, approximately 70 persons, consisting of officers and other key employees of the Company, held outstanding options under the 1985 Plan. Options representing 135,452 shares of Class A Common Stock remain available for grant under the 1985 Plan.

   The purpose of the 1985 Plan is to secure for the Company and its shareholders the benefits inherent in stock ownership in the Company by officers and other key employees upon whose judgment, initiative and efforts the Company is largely dependent for the successful conduct of its business. This objective is to be obtained by increasing the proprietary interests of officers and key employees in the Company, furnishing an incentive to them to continue their services for the Company and assisting the Company in attracting and retaining the services of managerial employees of proven ability. Options granted under the 1985 Plan relate to the Company's Class A Common Stock and are at exercise prices not less than the fair market value per share at the date of grant and may be exercised at any time within ten years of the date of grant. Payment for options exercised can be made either in cash or, if approved by the Compensation Committee of the Board of Directors, in Class A Common Stock of the Company. The Company may grant either Incentive Stock Options or Non-qualified Stock Options under the 1985 Plan. The grant of either type of option will not result in income to the optionee on the date of grant and the Company will not be entitled to any tax deduction as of the date of grant. The exercise of an Incentive Stock Option does not result in any income to the optionee and the exercise of such option does not entitle the Company to any income tax deduction. However, the optionee will have taxable ordinary income and the Company will be entitled to a tax deduction in the event the optionee disposes of the stock in a "disqualifying disposition". The exercise of a Non-qualified Stock Option will result in income to the optionee in an amount equal to the difference between the fair market value on the date of exercise and the option price. The Company will be entitled to an income tax deduction in a like amount.

   The Board proposes for shareholder approval an amendment to the 1985 Plan to permit the Compensation Committee to extend options for up to three years following the termination of an option holder's employment. The 1985 Plan currently provides that options terminate three months following termination of employment other than by reason of disability or death. However, even with the proposed amendment, no option will be exercisable after 10 years from the date of grant. The Board believes that the added flexibility of a possible three-year extension is desirable in dealing with option holders whose employment terminates. The Executive Committee and the Board approved the amendment to the 1985 Plan on September 30, 1993 and February 23, 1994, respectively, subject to shareholder approval. Section 10 of the 1985 Plan as amended provides as follows (the portion underlined is added by the amendment):

      "10. Termination of Options. All rights to exercise an option granted under this Plan shall terminate in accordance with this Section "10" and as provided in the option agreement evidencing such option. In any event, all rights to exercise an option granted under this Plan shall terminate on a date no later than three months after the first date on which the optionee holding such option ceases, other than by reason of his disability or death, to be an employee of the Company or an employee of a subsidiary of the Company, or on such other date during the three-year period following such termination of employment as the Committee shall determine. Notwithstanding the foregoing, if an optionee's employment is terminated by discharge for dishonesty or conviction or felony, his option shall terminate forthwith.

      If an optionee ceases to be an employee of the Company or of a subsidiary of the Company, because of his disability or death (or if such disability or death occurs within the three-month period following his termination of employment) the option shall be exercisable within a period of one year following the date of cessation of employment. The option shall be exercisable to the extent of its unexercised and unexpired portion, by the optionee, his guardian or legal representative, in the case of disability, or by the estate of the optionee or by the legatees or distributees of his estate, as the case may be, but only to the same extent the optionee might have exercised such option at the time of his termination of employment."

   The affirmative vote of a majority of the voting power of the shares of Class A and Class B Common Stock, voting together as a class, present and entitled to vote at the meeting, is necessary for approval of the amendment to the 1985 Stock Option Plan. Abstaining votes and broker non-votes will be counted as votes cast in tabulating the majority requirement and have the same effect as a vote cast against this proposal.

   The Board of Directors recommends that the shareholders vote
"FOR" approval of the amendment to the 1985 Stock Option Plan and your shares will be so voted unless you specify otherwise.

          ITEM 5. APPROVAL OF AMENDMENT TO 1986 STOCK OPTION PLAN

   The 1986 Stock Option Plan (the "1986 Plan") was approved by the shareholders of American Fructose Corporation ("AFC") on April 22, 1986. At that time AFC was a majority-held subsidiary of the Company. Pursuant to the merger of AFC with and into the Company on February 26, 1993, the Company assumed the obligations under the 1986 Plan and the outstanding options were converted into options for shares of Class A Common Stock of the Company on a one-for-one basis. As of December 31, 1993, 27 persons held options representing a total of 129,350 shares under the 1986 Plan. These persons consist of former and current officers and key employees of the Company whose duties included substantial work on behalf of AFC. No additional options may be granted under the 1986 Plan.

   The provisions of the 1986 Plan and the relevant tax considerations are identical in all material respects to the provisions and tax considerations of the 1985 Plan of the Company. See the description on page 22 for a discussion of these provisions and tax considerations.

   The Board proposes for shareholder approval an amendment to the 1986 Plan identical to the 1985 Plan amendment proposed for approval under
Item 4 above. The amendment would permit the Compensation Committee to extend options for up to three years following termination of an option holder's employment, subject to the 10-year limitation. As with the 1985 Plan, the Board believes that the added flexibility is desirable in dealing with option holders whose employment terminates. Without the amendment, the option holder's outstanding options would automatically terminate three months following termination of employment other than by reason of disability or death. The Executive Committee and the Board approved the amendment to the 1986 Plan on September 30, 1993 and February 23, 1994, respectively, subject to shareholder approval.
Section 10 of the 1986 Plan as amended provides as follows (the portion underlined is added by the amendment):

      "10. Termination of Options. All rights to exercise an option granted under this Plan shall terminate in accordance with this Section "10" and as provided in the option agreement evidencing such option. In any event, all rights to exercise an option granted under this Plan shall terminate on a date no later than three months after the first date on which the optionee holding such option ceases, other than by reason of his disability or death, to be an employee of the Company or an employee of a subsidiary of the Company, or on such other date during the three-year period following such termination of employment as the Committee shall determine. Notwithstanding the foregoing, if an optionee's employment is terminated by discharge for dishonesty or conviction or felony, his option shall terminate forthwith.

      If an optionee ceases to be an employee of the Company or of a subsidiary of the Company, because of his disability or death (or if such disability or death occurs within the three-month period following his termination of employment) the option shall be exercisable within a period of one year following the date of cessation of employment. The option shall be exercisable to the extent of its unexercised and unexpired portion, by the optionee, his guardian or legal representative, in the case of disability, or by the estate of the optionee or by the legatees or distributees of his estate, as the case may be, but only to the same extent the optionee might have exercised such option at the time of his termination of employment."

   The affirmative vote of a majority of the voting power of the shares of Class A and Class B Common Stock, voting together as a class, present and entitled to vote at the meeting, is necessary for approval of the amendment to the 1986 Stock Option Plan. Abstaining votes and broker non-votes will be counted as votes cast in tabulating the majority requirement and have the same effect as a vote cast against this proposal.

   The Board of Directors recommends that the shareholders vote
"FOR" approval of the amendment to the 1986 Stock Option Plan and your shares will be so voted unless you specify otherwise.

                               OTHER MATTERS

   The Company is not aware of any business to be acted on at the Annual Meeting other than that which is explained in this Proxy Statement. In the event that any other business calling for a vote of the shareholders is properly presented at the meeting, the holders of the proxies will vote your shares in accordance with their best judgment.

                           REVOCABILITY OF PROXY

   A shareholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated signed proxy, by attending the Annual Meeting and giving notice of revocation of the proxy at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute the revocation of a proxy. Prior to the Annual Meeting, any written notice of revocation or subsequent proxy should be sent so as to be delivered to American Maize-Products Company, 250 Harbor Drive, P.O. Box 10128, Stamford, Connecticut 06904, Attention: Secretary.

                  1995 ANNUAL MEETING SHAREHOLDER PROPOSALS

   Proposals of shareholders intended to be presented at the next annual meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting on or before November 25, 1994.

    COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934


   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership of the Company's equity securities with the Securities and Exchange Commission and to provide copies of such reports to the Company. Messrs. Liabo and Ziegler filed reports on Form 4 on March 9, 1993 to report the acquisition of shares of Class A Common Stock of the Company through the exchange of shares of American Fructose Corporation resulting from the merger of the two companies in February, 1993. The reports mistakenly reported 550 and 500 shares, respectively, as Class B shares instead of Class A shares. The errors were corrected by filing amended Form 4 reports on April 12, 1993.

                         ADDITIONAL INFORMATION

   The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1993, including financial statements, has been mailed to all shareholders together with this Proxy Statement, which was first mailed March 25, 1994. The Annual Report is not considered part of the proxy solicitation materials.

   Copies of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission, are available without charge upon request. Requests should be addressed to the Secretary, American Maize-Products Company, P.O. Box 10128, 250 Harbor Drive, Stamford, Connecticut 06904.

                                    AMERICAN MAIZE-PRODUCTS COMPANY


Stamford, Connecticut
March 25, 1994